Exhibit 99.1

News Release dated May 20, 2015

MURPHY OIL CORPORATION ANNOUNCES $250 MILLION ACCELERATED SHARE REPURCHASE TRANSACTION

EL DORADO, Arkansas, May 20, 2015 – Murphy Oil Corporation (NYSE:MUR) ("the Company") announced today that it has entered into a variable term, capped accelerated share repurchase transaction (the "ASR") with Wells Fargo Bank, National Association, to repurchase an aggregate of $250 million of the Company's common stock.  The ASR is part of the board authorized program announced on August 6, 2014, to repurchase up to $500 million of the Company's stock.  The total aggregate number of shares of Company common stock to be repurchased pursuant to the ASR will be determined by reference to the Rule 10b-18 volume-weighted price of the Company's common stock, less a fixed discount, over the term of the ASR, subject to a minimum number of shares.  The ASR is expected to be completed no later than approximately three months following execution.  All shares of the Company's common stock delivered under the ASR will be immediately retired or converted to treasury shares.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements, which express management's current views concerning future events or results, are subject to inherent risks and uncertainties.  Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy's markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally.  For further discussion of risk factors, see Murphy's 2014 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

####